Exhibit 99.1
Financial Contact: James S. Gulmi, +1-615-367-8325
Media Contact: Claire S. McCall, +1-615-367-8283
GENESCO SHAREHOLDERS VOTE TO APPROVE
ACQUISITION BY FINISH LINE
NASHVILLE, Tenn., Sept. 17, 2007 — Genesco Inc. (NYSE:GCO) today announced that its shareholders voted to approve the merger agreement providing for the acquisition of Genesco by The Finish Line, Inc. at a special meeting of shareholders held today at Genesco’s executive offices in Nashville, Tennessee. Based on the preliminary tally of shares voted, approximately 73% of the shares of Genesco capital stock present and voting at the special meeting (in person or by proxy) voted in favor of the proposed merger agreement. The number of shares that voted to approve the merger agreement represents approximately 72% of the total number of shares of Genesco capital stock outstanding and entitled to vote as of August 6, 2007, the record date for the special meeting. If the merger is completed, the holders of Genesco common stock will be entitled to receive $54.50 in cash, without interest, for each share of Genesco common stock owned by such holders.
     Following the vote on the merger agreement, the special meeting was adjourned due to the lack of a quorum with respect to a proposal to approve and adopt a charter amendment that would permit the redemption of Genesco’s Employees’ Subordinated Convertible Preferred Stock following the completion of the merger. The special meeting is expected to be reconvened in order to take a vote on the charter amendment proposal following the completion of the merger. The approval and adoption of the charter amendment is not a condition to the completion of the merger.
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     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,050 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website http://www.genesco.com.
Cautionary Note Regarding Forward-Looking Statements
Certain statements contained in this transcript regard matters that are not historical facts and are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, and the rules promulgated pursuant to the Securities Act of 1933, as amended. Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Genesco and others following announcement of the proposal or the merger agreement; (3) the inability to complete the merger due to the failure to satisfy conditions to the completion of the merger, (4) the failure by The Finish Line, Inc. to obtain the necessary debt financing arrangements set forth in commitment letters they received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (6) the amount of the costs, fees, expenses and charges related to the merger. Our business is also subject to a number of risks generally such as: (1) changing consumer preferences; (2) the companies’ inability to successfully market their footwear, apparel, accessories and other
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merchandise; (3) price, product and other competition from other retailers (including internet and direct manufacturer sales); (4) the unavailability of products; (5) the inability to locate and obtain favorable lease terms for the companies’ stores; (6) the loss of key employees; (7) general economic conditions and adverse factors impacting the retail athletic industry; (8) management of growth; and (9) other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of, and elsewhere, in our SEC filings, copies of which may be obtained by contacting the investor relations department of Genesco via our website www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this transcript are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.